Exhibit 99.2

READY CAPITAL CORPORATION TO ACQUIRE OWENS REALTY MORTGAGE, INC NOVEMBER 7, 2018

Disclaimer

FORWARD LOOKING STATEMENTS

This presentation contains statements that constitute "forward-looking statements," as such term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such statements are intended to be covered by the safe harbors provided by the same. These statements are based on current expectations of Ready Capital Corporation ("RC") and Owens Realty Mortgage, Inc. ("ORM") and are subject to a number of trends and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements; neither RC nor ORM can give any assurance that expectations will be attained.

Factors that could cause actual results to differ materially from expectations include, but are not limited to, the risk that the merger will not be consummated within the expected time period or at all; the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; the inability to obtain stockholder approvals relating to the merger or the failure to satisfy the other conditions to completion of the merger; fluctuations in the adjusted book value per share of the shares of both RC and ORM; risks related to disruption of management attention from the companies' ongoing business operations due to the proposed merger; the effect of the announcement of the proposed merger on RC's and ORM's operating results and businesses generally; the outcome of any legal proceedings relating to the merger; changes in future loan acquisition and production; the ability to retain key personnel; availability of suitable investment opportunities; changes in interest rates; changes in the yield curve; changes in prepayment rates; the availability and terms of financing; general economic conditions; market conditions; conditions in the market for mortgage-related investments; legislative and regulatory changes that could adversely affect the businesses of RC and ORM; and other factors, including those set forth in the Risk Factors section of RC and ORM's most recent Annual Reports on Form 10-K and Quarterly Report on Form 10-Q filed with the U.S. Securities and Exchange Commission (the "SEC"), and other reports filed by RC and ORM with the SEC, copies of which are available on the SEC's website, www.sec.gov. Neither RC nor ORM assumes any responsibility for information relating to the other, and neither ORM nor RC undertakes any obligation to update these statements for revisions or changes after the date of this presentation, except as required by law.

ADDITIONAL INFORMATION REGARDING THE MERGER

In connection with the merger, RC expects to file a registration statement on Form S-4 with the SEC that includes a preliminary joint proxy statement/prospectus, and will file other relevant documents concerning the proposed merger. The registration statement filed will be subject to revisions prior to being declared effective by the SEC, some of which revisions may be significant. The registration statement and joint proxy statement/prospectus will contain important information about the proposed merger and related matters. **Before making any voting or investment decisions, investors are urged to read the definitive joint proxy statement / prospectus and any other documents to be filed with the SEC in connection with the merger or incorporated by reference in the definitive joint proxy statement / prospectus because they will contain important information about ORM, RC and the merger.**

Stockholders of ORM and RC may obtain free copies of the registration statement and other relevant documents filed by RC with the SEC (as they become available) through the website maintained by the SEC at www.sec.gov. Copies of the documents filed by RC with the SEC are also available free of charge on RC's website at www.readycapital.com.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the U.S. Securities Act of 1933, as amended.

READY CAPITAL.
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TRANSACTION SUMMARY • Estimated to be $20 million to $27 million in excess of 9/30/18 carrying value t Note: Figures on the Transaction Summary are calculated using an exchange ratio of 1.441x prior to any adjustments that may be made in certain circumstances, as outlined in the Agreement and Plan of Merger dated November 7, 2018 (1) (2) (3) (4) Based on an RC stock price of $14.94 (as of November 7, 2018) and 8,482,880 ORM shares outstanding (as of September 30, 2018) As defined in the Agreement and Plan of Merger as Company Book Value Per Share and Parent Book Value Per Share for ORM and RC, respectively Based on an ORM closing price and a 30-day volume-weighted average price (VWAP) of $14.96 and $15.56 as of November 7, 2018, res pectively 3 RC’s estimated range based on RC’s underwriting efforts and its assessment of the fair value of ORM’s assets under current market conditions, including RC’s review of third party valuations and appraisals, assessment of original loan files, physical inspection of real estate, and review of transactions with key employees. There can be no assurance that the proceeds received from any financing, sale or other disposition of assets will yield the estimated fair value ascribed to these assets within RC’s estimated range CONSIDERATION • 100% Ready Capital Corporation (NYSE:RC) common stock •For each Owens Realty Mortgage, Inc. (NYSEAM:ORM) share, ORM shareholders will receive 1.441 shares of RC common stock •Represents a current value of $21.53 per share, or $182.6 million in aggregate consideration, based on an 11/7/18 RC closing price(1) • The exchange ratio is subject to certain adjustments, as outlined in the Agreement and Plan of Merger, if the book value per share(2) of either RC or ORM falls bellow a 3% threshold PRICE / BOOK & PREMIUM MULTIPLES •0.96x ORM 9/30/18 GAAP book value per share • 43.9% and 38.4% premium to closing price and 30-day volume-weighted average price as of 11/7/18, respectively(3) PRO FORMA OWNERSHIP • 72.4% current RC shareholders / 27.6% current ORM shareholders FAIR VALUE OF ORM’S REAL ESTATE ASSETS (4) FINANCIAL IMPACT •Expected to be accretive to RC’s 2019 EPS and less than 1.0% dilutive to RC’s initial tangible book value per share EXTERNAL MANAGER •RC’s external manager will remain the external manager of the combined company •ORM’s external manager, Owens Financial Group, Inc., will be terminated in connection with the transaction at no cos GOVERNANCE & SOCIAL MATTERS •RC’s senior management team will remain the senior management team of the combined company •RC’s board of directors will be increased by one member and one designated ORM director will join RC’s board •RC and/or its affiliates intend to offer employment to certain employees of ORM’s external manager REQUIRED APPROVALS •Approvals of both RC and ORM stockholders; customary regulatory consents and approvals ANTICIPATED CLOSING •Q1 2019

AN INTRODUCTION TO OWENS REALTY MORTGAGE, INC. • ORM is a specialty finance REIT that focuses on the origination, investment, and management of small-balance and middle-market commercial real estate loans • Provides customized, short-term acquisition, and transition capital to commercial real estate investors that require speed and flexibility • Invests in US-based commercial real estate loans ranging from $500 thousand to $20 million in value for terms of 1 to 3 years and rates ranging from 7% to 10% (fixed, hybrid, and floating) • Externally managed by Owens Financial Group, Inc., a specialized commercial real estate management company that has originate d, serviced, and managed alternative commercial real estate investments since 1951 • Following the financial crisis, ORM held an illiquid real estate portfolio due to borrower defaults • ORM converted into a REIT in 2013 in order to provide liquidity to LPs and provide the opportunity to resume commercial mortgage lending activities • ORM’s subsequent strategy has been to develop, position, and enhance real estate assets while increasing liquidity for lendin g activities through the strategic disposition of real estate assets • Though operating under the constraints of REIT tax rules to avoid incurring tax penalties, ORM has sold a significant portion of its real estate assets and expects the disposition of remaining real estate assets to be substantially complete by the end of 2019 • Real estate is currently held at depreciated carrying values that do not reflect enhancements in value from the development a nd repositioning of assets since their acquisition 4 ORM’S HISTORY OVERVIEW OF ORM

SIGNIFICANT BENEFITS TO READY CAPITAL SHAREHOLDERS • Less than 1.0% dilutive to initial tangible book value per share Much more cost effective than a stock issuance COST-EFFECTIVE CAPITAL RAISE • • Larger mark et capitalization may benefit the company as smaller commercial mortgage REITs trade at a price/book discount to larger commercial mortgage REITs POSITIVE FINANCIAL IMPACT POTENTIAL MULTIPLE EXPANSION • Accretive to 2019 EPS • Incremental capital to grow platform and execute strategy Ability to raise incremental debt capital to further increase scale REAL ESTATE VALUE REALIZATION • Estimated $20 million to $27 million fair value in excess of 9/30/18 carrying value(1) GROWTH OPPORTUNITIES • • Increased float will improve liquidity of shares and reduce impact of certain technical dynamics that drive volatility and pressure on price IMPROVED TRADING TECHNICALS COST EFFICIENCIES • Potential cost efficiencies from increased scale (1) RC’s estimated range based on RC’s underwriting efforts and its assessment of the fair value of ORM’s assets under current market conditions, including RC’s review of third party valuations and appraisals, assessment of orig inal loan files, physical inspection of real estate, and review of transactions with key employees. There can be no assurance that the proceeds received from any financing, sale or other disposition of assets will yield the estimated fair value ascribed to these assets within RC’s estimated range 5

Compelling Transaction For Owens Shareholders

OWENS REALTY MORTGAGE, INC.

Meaningful Premium

- 43.9% and 38.4% premium to 11/7/18 closing price and 30-day volume-weighted average price, respectively(1)

Increased Scale and Liquidity

- More liquid stock: pro forma float and market cap would be $450 million and $678 million vs. $122 million and $127 million as of 11/7/18 on a stand alone and pro forma basis, respectively(2)
- Increased sellside attention

Cost Efficiencies

- ORM shareholders will benefit from cost efficiencies resulting from a larger pro forma capital base and more investor-friendly management fee structure (1% base fee on incremental capital and ~1.3% pro forma weighted-average base fee)

Access to Incremental Financing and Capital

- Ability to increase debt financing on ORM's loan portfolio through existing lending relationships
- Proven access to capital markets: RC has raised $345 million debt capital and completed 6 securitizations since October 2016

Diverse Operating Model with Significant Platform Resources

- Ready Capital's diversified, multi-cylinder operating model mitigates risk and allows the combined company to benefit from a broader suite of lending products and investment opportunities
- Waterfall Asset Management has over $7.3 billion assets under management(3) across high yield ABS, consumer loans, and small balance commercial loans
- Waterfall and Ready Capital have existing expertise in ORM's portfolio assets and could manage ORM's legacy real estate and loan portfolios to maximize their values

(1) Based on an ORM closing price and a 30-day volume-weighted average price (VWAP) of $14.96 and $15.56 as of November 7, 2018, respectively
(2) Refer to footnotes on page 7
(3) As of July 2018

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Combined Company Benefits From Increased Scale & Share Liquidity

RC Standalone[1]	ORM Standalone[2]	Pro Forma[3]	Benefits



$496m m
$569m m
$275m m
Implied Market Cap
Total Equity
Float



$127m m
$191m m
$122m m
Implied Market Cap
Total Equity
Float



>$750m m
$678m m
$450m m
Implied Market Cap
Total Equity
Float

✓ Increased Capital Base

✓ Increased Float

✓ Increased Market Capitalization

$496mm market cap. with 55% float | *$127mm market cap. with 96% float* | *$678mm market cap. with 66% float*

The pro forma company will benefit from additional capital and an increased float as well as the incremental resources and improved financing terms RC and Waterfall Asset Management could provide to ORM's current portfolio

READY CAPITAL.

Source: S&P Capital IQ; Market data as of November 7, 2018; RC stock price of $14.94; ORM standalone stock price of $14.96

(1) Implied market capitalization based on share count as of September 30, 2018, includes 1,117,169 OP units; Total Equity includes NCI; Float excludes shares owned by Waterfall Asset Management, LLC, OP units, and individuals employed by Waterfall Asset Management, LLC and/or RC

(2) Implied market capitalization based on 8,482,880 million share count as of September 30, 2018; Total Equity as of September 30, 2018; Float excludes shares owned by strategic investors and individuals employed by OFG and ORM

(3) Pro forma market capitalization and share counts based on a 1.441x exchange ratio per the Agreement and Plan of Merger dated November 7, 2018; Total Equity is an estimate

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A Multidimensional Platform To Drive Growth

READY CAPITAL®

	SBC Originations	SBA Origination, Acquisitions, and Servicing	Loan Acquisitions	Residential Mortgage Banking
Products	SBC Investor Property originator; stabilized and transitional 1 of 11 Freddie Mac SBC multi-family lenders	SBC Owner-Occupied; 1 of 14 SBA non-bank lender/servicers	Acquisitions of non-and-re-performing loans from banks	Residential mortgage loan originations and servicing
Invested Equity Allocation	43%	22%	15%	20%
Employees (~500)	82	94	127[(1)]	248

Ready Capital's business is supported by over 500 professionals across four offices in New York, New Jersey, Texas, and Louisiana, across a variety of functions including:

- Originations
- Surveillance
- Underwriting
- Finance / Inv. Relations
- Asset Management
- Capital Markets/ Trading
- Loan Servicing
- Treasury/ Risk Management

(1) Employees of Waterfall Asset Management

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GENERAT ION OF SHAREHOLDER VALUE SINCE REVERSE MERGER WIT H ZAIS FINANCIAL CORP. 60.0% 50.0% 40.0% 33.9% 30.0% 29.6% 20.0% 10.0% 0.0% (10.0%) Oct-16 Jan-17 Apr-17 Jul-17 Oct-17 Jan-18 Apr-18 Jul-18 Oct-18 Peer Median (1) RC Origination Volume between Source: S&P Capital IQ; Market data as of November 7, 2018 (1) Peer g roup includes ABR, ACRE, ARI, BXMT, LADR, STAR, STWD, and XAN (2) Between October 2016 and November 2018 9 The contemplated transaction would provide additional scale and capital to continue the execution of RC’s business strategy 485% Growth in Quarterly Q3’16 and Q2’18 18.3% Growth in Book Value Per Share between Q3’16 and Q2’18 $345 million Debt Capital Raised and 6 Securitizations Completed(2) TOTAL RETURN SINCE READY CAPITAL / ZFC REVERSE MERGER (OCTOBER 31, 2016)

APPENDIX 10

Owens Realty Mortgage, Inc
Balance Sheet by Quarter

(In Thousands, except share data)	9/30/2017	12/31/2017	3/31/2018	6/30/2018	9/30/2018
Assets					
Cash and Cash Equivalents, Restricted Cash	$ 27,868	$ 5,671	$ 5,902	$ 5,607	$ 20,162
Loans, net of Allowance for Loan Losses	134,917	144,344	156,344	167,289	144,212
Interest and Other Receivables	2,264	2,430	1,265	1,280	1,083
Other Assets, net of Accumulated Depreciation and Amortization	827	725	622	545	431
Deferred Financing Costs, net of Accumulated Amortization	67	27	-	-	413
Deferred Tax Asset, net	5,159	3,207	3,024	3,042	2,941
Investment in Limited Liability Company	2,188	2,141	2,172	2,140	2,284
Real Estate Held for Sale	56,809	56,110	41,900	44,915	37,026
Real Estate Held for Investment, net of Accumulated Depreciation	25,560	24,356	28,805	22,870	22,710
Total Assets	**$ 255,659**	**$ 239,011**	**$ 240,034**	**$ 247,687**	**$ 231,261**
Liabilities					
Dividend Payable	$ 1,013	$ 1,572	$ 1,449	$ 1,747	$ 1,697
Due to Manager	335	278	312	237	239
Accounts Payable and Accrued Liabilities	1,737	1,390	1,315	1,201	1,348
Deferred Gains on Sales of Real Estate	210	303	-	-	-
Forward Contract Liability – Share Repurchases	-	2,731	-	-	-
Line of Credit Payable	-	1,555	12,085	29,613	20,943
Notes and Loans Payable on Real Estate	29,781	30,192	25,239	19,952	15,808
Total Liabilities	**$ 33,075**	**$ 38,022**	**$ 40,400**	**$ 52,750**	**$ 40,033**
Stockholders' Equity					
Common Stock – Par Value	$ 112	$ 112	$ 112	$ 112	$ 112
Additional Paid-in Capital	182,438	182,438	182,438	182,438	182,438
Treasury Stock – Common	(16,049)	(31,655)	(32,198)	(37,491)	(41,753)
Retained Earnings	56,083	50,095	49,282	49,878	50,431
Total Stockholders' Equity	**$ 222,584**	**$ 200,990**	**$ 199,634**	**$ 194,937**	**$ 191,227**
Total Liabilities and Stockholders' Equity	**$ 255,659**	**$ 239,011**	**$ 240,034**	**$ 247,687**	**$ 231,261**
Book Value per Share	$ 22.12	$ 22.10	$ 22.04	$ 22.32	$ 22.54

Source: ORM's SEC filings

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OWENS REALTY MORTGAGE, INC
STATEMENT OF INCOME BY QUARTER

(In Thousands, except share data)		Q3 2017		Q4 2017		Q1 2018		Q2 2018		Q3 2018
Revenues										
Interest and Related Income from Loans	$	2,963	$	2,689	$	2,890	$	3,087	$	3,438
Rental and Other Income from Real Estate Properties		1,266		1,113		1,070		1,210		1,140
Other Income		48		49		32		49		145
Total Revenues	**$**	**4,277**	**$**	**3,851**	**$**	**3,992**	**$**	**4,346**	**$**	**4,724**
Expenses										
Management Fee to General Partner	$	827	$	765	$	737	$	730	$	718
Servicing Fees to Manager		93		92		95		-		-
General and Administrative Expenses		511		694		529		391		651
Rental and Other Expenses on Real Estate Properties		1,251		1,090		1,459		950		939
Depreciation and Amortization		303		222		217		206		174
Interest Expense		472		467		536		587		711
Reversal of Provision For Loan Losses		(397)		(138)		(80)		115		(242)
Impairment Losses on Real Estate Properties		368		774		-		-		746
Settlements Expense		-		2,627		-		-		-
Total Expenses	**$**	**3,428**	**$**	**6,592**	**$**	**3,494**	**$**	**2,978**	**$**	**3,696**
Operating Income (Loss)	**$**	**850**	**$**	**(2,741)**	**$**	**498**	**$**	**1,368**	**$**	**1,027**
Gain on Sale of Real Estate, Net		582		269		155		957		1,373
Income (Loss) Before Income Taxes	**$**	**1,432**	**$**	**(2,472)**	**$**	**653**	**$**	**2,325**	**$**	**2,400**
Provision for Income Tax		(1,276)		(1,952)		(183)		18		(151)
Net income (loss)	**$**	**156**	**$**	**(4,424)**	**$**	**469**	**$**	**2,343**	**$**	**2,249**
Basic and Diluted Earnings per Common Share	$	0.02	$	(0.44)	$	0.05	$	0.26	$	0.26
Baisc and Diluted Weighted Average Shares Oustanding		10,173,448		9,984,352		9,089,270		8,922,280		8,572,614
Dividends Declared per Share of Common Stock	$	0.10	$	0.10	$	0.16	$	0.20	$	0.20

Source: ORM's SEC filings

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OWENS REALTY MORTGAGE, INC LOAN PORTFOLIO SEPTEMBER 30, 2018 AS OF Portfolio Size $145.7 m illion TX 11.5% Allowance for Loan Los s es $1.5 m illion MI 6.2% PA 3.8% Com m ercial Loans $133.1 m illion Res idential Loans $7.7 m illion CO 3.3% Other 5.5% Land Loans $4.9 m illion CA 69.7% Office 19.6% Apartment 13.4% Hotel 6.7% Junior Loans 2.5% Storage 6.2% Senior Loans 97.5% Other 15.1% Retail 39.0% Source: ORM’s earning s press release for the q uarterly period ending September 30, 2018 13 COLLATERAL TYPE (COMMERCIAL LOANS) SENIORITY Property Class GEOGRAPHIC LOCATION PORTFOLIO OVERVIEW

OWENS REALTY MORTGAGE, INC REO PORTFOLIO SEPTEMBER 30, 2018 AS OF Held for Investment 38.0% Held for Sale 62.0% Retail 20.7% Land 26.2% Marina 4.1% Land 28.9% Office 5.3% Retail 71.1% Residential 43.7% Source: ORM’s earnings press release for the quarterly period ending September 30, 2018 Note: REO portfolio above excludes ORM’s investment in limited liability company of $2.3 million as of September 30, 2018 (1)Aggregate book value of real estate held for sale and real estate held for investment, net of $2.5 million in accumulated depreciation 14 HFI REO: $22.7 million HFS REO: $37.0 million PROPERTY TYPE (HELD FOR INVESTMENT) PROPERTY TYPE (HELD FOR SALE) Total REO: $59.7 million(1) HELD FOR SALE (“HFS”) VS. HELD FOR INVESTMENT (“HFI”)

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